UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 27, 2013

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2013, the Board of Directors of First American Financial Corporation (the “Company”) appointed Mark E. Seaton as executive vice president and chief financial officer of the Company. Mr. Seaton, 35, has served as the Company’s senior vice president of finance since August 2010, in which capacity he has overseen the Company’s financial planning, investment management, investor relations and treasury activities. Mr. Seaton has been employed with the Company or its predecessor since 2006, including service as director of investor relations from 2007 to 2010. Prior to joining the Company, Mr. Seaton worked in the private equity and investment banking industries. The chief financial officer position was previously held by Max O. Valdes, who retired as the Company’s principal financial officer and principal accounting officer on March 27, 2013. It is anticipated that Mr. Valdes will remain with the Company until March 2014 to assist with the transition. A copy of the press release announcing Mr. Seaton’s appointment and Mr. Valdes’ retirement is attached hereto as Exhibit 99.1.

In addition, Matthew F. Wajner, 37, was appointed chief accounting officer of the Company on March 27, 2013. Mr. Wajner has served as the Company’s controller since September 2010. From 2009 to 2010 he served as the director of SEC reporting for the Company or its predecessor. Prior to joining the Company, he worked as a divisional controller for various banking operations and as an auditor with public accounting firms.

Also on March 27, 2013, Mark C. Oman was appointed to the Company’s Board of Directors. Mr. Oman has not yet been appointed to serve on any committees of the Board. A copy of the press release announcing his appointment is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 28, 2013.

99.2	Press Release, dated March 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: March 29, 2013	By:	/s/ Kenneth D. DeGiorgio
Name: Kenneth D. DeGiorgio
Title: Executive Vice President

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